		SALES AND EARNINGS BY QUARTER
2006	1st Qtr	2nd Qtr	3rd Qtr	4tH Qtr	YeAr

Net Sales	49,577	57,051	64,125	72,534	$243,287

Gross Profit	14,404	16,023	19,906	24,057	74,390

Net Earnings	2,486	2,489	3,819	5,659	14,453

Basic Earnings Per Share	0.43	0.43	0.66	0.99	2.51

Diluted Earnings Per Share	0.42	0.42	0.64	0.95	2.43

Dividends Per Share	0.0875	0.0875	0.095	0.095	0.365

Stock Price Range (High – Low)	21.50 – 10.73	23.99 – 17.50	30.00 – 22.00	35.93 – 25.26	35.93 – 10.73

2005

Net Sales	$45,382	$54,731	$56,436	$61,923	$218,472

Gross Profit	11,652	13,938	14,675	17,155	57,420

Net Earnings	1,077	1,113	1,579	3,141	6,910

Basic Earnings Per Share	0.19	0.20	0.27	0.55	1.21

Diluted Earnings Per Share	0.19	0.19	0.27	0.54	1.19

Dividends Per Share	0.0875	0.0875	0.0875	0.0875	0.35

Stock Price Range (High – Low)	13.10 – 11.08	13.00 – 11.13	14.13 – 12.01	12.99 – 9.88	14.13 – 9.88

In thousands of dollars except per share and stock price range statistics, adjusted for 2-for-1 stock split on March 31, 2006.

FISCAL YEAR 2006 WAS AN EXCELLENT YEAR FOR

TWIN DISC AND ITS SHAREHOLDERS. Our market demand

has been very strong. Our product mix has been favorable. Our restructuring programs, cost-reduction activities and pricing actions have offset inflationary increases. And as a result, net income has more than doubled on record sales. For the third year in a row, we have generated earnings in excess of our cost of capital. Better yet, we expect the momentum to continue into fiscal year 2007.

FINANCIAL RESULTS For fiscal 2006, net sales increased 11.4 percent to a record $243,287,000 compared to last year’s $218,472,000. Net income for 2006 rose to $14,453,000, or $2.43 per diluted share, from $6,910,000, or $1.19 per diluted share last year. All per share figures have been adjusted for a two-for-one stock split of the Company’s common stock that occurred on April 3, 2006. Results do not include sales and earnings from our recent BCS acquisition.

The Company experienced strong demand from all sectors, the details of which are described in the Operations Review on page four. Higher volumes and a favorable product mix, coupled with previously installed restructuring programs, caused gross margins to expand by 430 basis points to 30.6 percent for the year compared to 26.3 percent last year, which more than offset inflationary pressures from material and energy costs.

Our financial condition continues to be very strong. In fiscal 2006 the Company generated net cash from operations totaling $18,277,000, up 41.0 percent from the previous year. Working capital, after adjustment for the acquisition at the end of the year, was consistent with the growth in revenues. Capital expenditures totaled $8,385,000 for the year, and were down somewhat from our expectations due to lengthening lead times for machine tools and projects. As a result spending will be up in fiscal 2007.

In order to fund the acquisition of BCS Group (see Acquisition, page 6), on April 10, 2006, the Company entered into a 10 year Note Agreement for $25,000,000 at 6.05 percent. At year-end total debt stood at $39,018,000, or 30.4 percent of equity plus total debt.

Given the improved outlook for the Company and to increase liquidity, the Board of Directors voted to split the common stock two-for-one effective April 3, 2006, increasing shares outstanding to approximately 5,800,000. In addition, the Board also voted to increase the quarterly dividend by 8.6 percent to $0.095 per share on a post-split basis.

OPERATIONS REVIEW  All of our markets contributed to the strong demand for our products in fiscal 2006. In particular, oil field-related and military markets were especially robust where demand for our power-shift transmissions accelerated during the year. Applications included fracturing and well servicing rigs, as well as heavy-duty military vehicles. Demand for power take-offs and industrial clutches also increased in applications related to recycling spurred by the aftermath of Hurricane Katrina.

Our marine markets experienced solid growth responding to the resurgence in activity in the offshore oil sector. Repairs and new construction of crew and supply boats along the Gulf Coast led the growth in this segment of the market. Overseas demand for our commercial marine transmissions remained strong especially in the Pacific Basin. We are encouraged by the commercial marine industry’s growing interest in and demand for our QuickShift® line of marine transmissions which offers significantly greater maneuvering ease and control. Demand in the pleasure craft marine transmission portion of the market was mixed. The high horsepower segment remained robust while the lower horsepower segment softened as a result of higher fuel prices and interest rates. Sales of our propulsion products grew nicely during the year as we added new customers.

Higher volumes and a favorable product mix, coupled with the effects of previous restructuring actions and lean manufacturing programs, contributed to the solid performance of our manufacturing operations. Strong demand from the oil field and the military led the expansion of our gross margins at our domestic operations. Although we encountered rising inflation related to materials and energy, these costs were offset by outsourcing activities and pricing actions.

Our European manufacturing operations also benefited from improving marine demand, prior restructuring programs and other cost reduction activities.

Our Distribution operations experienced solid growth in fiscal 2006. Contributing to the performance was demand from the Canadian oil field for our power-shift transmissions as well as increased activity in the commercial marine markets of the Pacific Basin.

Our Company has been fortunate this year to have strong market demand. But these record opportunities have created significant challenges for our employees. Heartfelt thanks go to our sales, engineering, manufacturing and service teams for rising to meet these challenges of increasing production capacity, improving quality control and enhancing our customer relationships.

ACQUISITION On May 16, 2006, the Company announced the acquisition of BCS Group, a leading manufacturer and distributor of products and accessories for the marine industry, located in Limite sull’Arno, Italy. With annual sales of $29,165,000, the acquisition is expected to be accretive to earnings and also earn its cost of capital in fiscal 2007. Products include: hydraulic steering systems, bow and stern thrusters, hydraulic flaps, propeller shafts and related components supplied to Italian yacht builders. With this acquisition, Twin Disc now offers a complete line of transmission, propulsion and boat management systems to the marine industry.

MANAGEMENT Jeffrey S. Knutson was promoted to Corporate Controller effective October 1, 2005. Previously, he was controller of our domestic manufacturing operations.

As previously announced in January 2006, Michael H. Joyce, President and Chief Operating Officer and a Director, retired from the Company and the Board of Directors effective July 31, 2006. Mike served as our Chief Operating Officer for 15 years and led the transformation of Twin Disc from an “old line” manufacturing company to its present strategy of lean manufacturing. Most important, he was a mentor to the younger executive team. Mike contributed a great deal to the success of Twin Disc, and his strategic focus, solid leadership, wise counsel and cheerful personality will be missed.

OUTLOOK  At the end of fiscal year 2006our backlog of orders to be shipped in the next six months totaled a record $91,598,000, representing a 41.0percent increase from June 30, 2005. The momentum of incoming orders continues to strengthen, especially from the oil field-related and military markets. In addition, revenues and earnings of the BCS Group will be included in fiscal 2007results. Based on our strong backlog, improving margins and favorable industry dynamics, Twin Disc is well positioned to continue to expand sales and earnings throughout fiscal 2007.

TRANSMISSION PRODUCTS

The market-leading Twin Disc 8500 transmission system has an established reputation for brute power and reliability in oil and gas well servicing equipment. Normally this transmission is used on large, 3000 horsepower mobile fracturing rigs and concrete and nitrogen pumpers. Larger pumping capacity means fewer vehicles required on a site.

Because production reliability is such a prerequisite in this industry, equipment manufacturers have begun specifying the 8500 transmission for lower horsepower applications – down to 2250 horsepower. This expanded customer base, coupled with the strength in global demand for gas and oil, resulted in record sales to the well servicing market.

Military business maintained its strength due to ongoing global military conflicts. Sales of legacy systems to support new vehicle demand along with refit programs yielded positive financial results in this market segment.

New programs and customers in the Aircraft Rescue and Fire Fighting (ARFF) vehicle market enabled this market segment to repeat its mainstay status for our all-wheel-drive automatic transmission systems. Our unique “pump and roll” technology is the feature driving these new opportunities and shipments.

INDUSTRIAL PRODUCTS

Development of the Global Industrial Product Family took center stage in the second half of FY 2006. We integrated the Pump Drive product line into the North American distribution channel, providing customers with shorter lead times, more competitive pricing and a greatly expanded pump drive selection. We arrived at a uniform design for Hydraulic PTO products, making them easier and more cost-effective to manufacture and service. We added industrial product sales resources in Europe and the Middle East. These operational improvement actions helped Twin Disc take advantage of the overall strength of the global industrial market.

WORK BOAT MARKET

Our marine transmission sales into the work boat markets of the world were exceptionally strong during FY 2006. We entered the year with a good backlog of orders and continued to grow sales throughout the year. After very good shipments throughout the year, we finished with an even stronger backlog than at the start of the year. Our larger and higher horsepower marine transmissions led the way in shipments to customers and we continue to see excellent demand in the product range.

High oil and gas demand in our North American market drove the offshore oil and gas production companies to increase their exploration and production capabilities. In turn, the demand for new offshore support and service vessels was exceptionally strong. This demand was pushed to even higher levels by the damaging effects of Hurricane Katrina. Rebuilding the offshore platforms and production facilities will add to the new construction of crew boats and supply boats for the next several years.

Tug boat and inland push boat operators experienced the strongest growth year in the past two decades. Twin Disc was well positioned with a wide range of well-respected products to capture a major share of this market.

Overseas demand for Twin Disc marine transmissions also generated strong sales. The Southeast Asian market provided us with a vigorous order schedule at the start of the year and continued to supply solid sales volume throughout FY 2006. European work boat markets also provided good demand for marine transmissions. Again this year, our export sales benefited from a relatively weak U.S. dollar versus the euro and yen.

PLEASURE CRAFT MARKET

The pleasure craft market experienced a mixed year in FY 2006. Although the year started with good but unremarkable boat sales, the demand for new diesel-powered boats declined as the year progressed. Rising interest rates and the sharply rising cost of marine diesel fuel have had a dampening effect on the market. Twin Disc was fortunate to balance a declining pleasure craft market condition with good sales of our smaller Belgian-built marine transmissions products into the small work and fish boat markets and a growing military market. The net effect was a balanced year for our smaller marine transmission models.

Led by Arneson Surface Drives, our marine propulsion products continued their trend of increasing revenues. Our core markets of luxury yachts, military vessels and other high speed planing vessels remained strong throughout the year. These customers recognize Twin Disc as the leader in propulsion technologies that maximize boat performance.

Rolla SP Propellers SA, acquired two years ago, also contributed to this year’s increased sales volume, due to the company’s renowned leadership in propeller design and manufacturing.

In 2006, Twin Disc entered into an agreement with Marine Jet Power AB in Sweden to represent their waterjets in North and South America, Italy and Israel. We feel this relationship further enhances our position as the propulsion leader in high-power and high-speed vessels.

QUICKSHIFT® MARINE TRANSMISSIONS

In FY 2006 Twin Disc made significant advances in expanding our product line of QuickShift® marine transmissions. We introduced new lower horsepower models into the pleasure craft market and continued to grow our higher horsepower work boat marine transmission offerings with patented QuickShift® technology.

Both of these advances have helped us gain additional market share in a wide variety of markets. Passenger vessel owners are seeing significant improvements in passenger comfort and operating safety thanks to the exceptionally responsive and smooth shifting of our QuickShift® marine transmissions during vessel maneuvering. Twin Disc is also bringing these advantages to the offshore crew boat market, where responsiveness to dynamic positioning commands are essential to station-holding capability.

BCS ACQUISITION

With the acquisition of BCS, we will now be able to offer more content in boat management systems to our existing and new customers. Products like bow thrusters, trim tabs and steering systems are natural, complementary components to connect to marine transmissions and surface drives in one complete system.